Exhibit 99.1

Capitala Finance Corp. Amends and Extends Credit Facility

CHARLOTTE, N.C., June 20, 2017 – Capitala Finance Corp. (Nasdaq:CPTA) (the “Company”) announced today that it has amended and extended its senior secured revolving credit facility (the “Credit Facility”) led by ING Capital LLC.

The amended Credit Facility provides commitments of $114.5 million and an expansion of the accordion feature to $200 million, to accommodate future growth of the Company. The pricing remains unchanged at LIBOR plus 3.00% but includes a step-down to LIBOR plus 2.75% when certain conditions as outlined in the credit agreement are met. The revolving period is extended to June 16, 2020 while the final maturity is extended to June 16, 2021.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second liens, subordinated debt and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a leading provider of capital to lower and traditional middle market companies, through its family of credit focused funds. Since 1998, Capitala Group's managed funds have participated in over 138 transactions, representing over $1.3 billion of investments in a variety of industries throughout North America. Capitala Group manages both public capital (Capitala Finance Corp.) (Nasdaq:CPTA) and private capital (Capitala Private Credit Fund V, L.P. and CapitalSouth SBIC Fund IV, L.P.) for institutional and individual investors, and seeks to partner with strong management teams to create value and serve as long term partners.  For more information, please visit www.CapitalaGroup.com.

About ING Capital LLC

ING Capital LLC is a financial services firm offering a full array of wholesale financial lending products and advisory services to its corporate and institutional clients. ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, part of ING Group (NYSE:ING), a global financial institution of Dutch origin. The purpose of ING Bank is empowering people to stay a step ahead in life and in business. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the investment industry, including Business Development Companies.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com